  EXHIBIT 10.1

Mark Radom

1/2 Nachal Maor

Ramat Bet Shemesh

Israel 99623

3 March 2016

Yehuda Eliraz

Director

Graphite Corp.

Jerusalem, Israel

Re: Resignation

Dear Yehuda:

In your capacity as director of Graphite Corp., I am hereby informing you of my resignation, effective 30 days from now, as director and chief executive officer for cause under Section 5.1(e)(i) for failure to pay monetary and share-based compensation. I have asked you on many occasions to sign the board resolution to issue my shares and you have refused to do so each time, starting in January 2015. I hereby reserve the right to rescind and/or cancel this resignation in my sole discretion at any time prior to the expiry of the 30-day period. I also reserve the right to sue you for, among other things, breach of fiduciary duty and for failure to issue my shares. I will prepare and file a current report on Form 8-K to report this transaction.

Mark Radom